EXHIBIT 10.20

October 6, 2005

Douglas K. Cooper

2845 Foxfire Drive

Milford, MI 48380

RE:  Letter Employment Agreement

Dear Doug:

This letter employment agreement (“Agreement”) is being delivered to you (“Executive”) in connection with your employment with NewPage Corporation (hereinafter referred to as the “Company”).  Subject to your successfully passing a pre-employment drug screen and background check, the terms of your employment are as set forth below, effective upon November 1, 2005 (the “Effective Date”):

1.        Position:  Executive will be employed as Vice President, General Counsel and Secretary of the Company and will have such authority, responsibilities and duties as are customarily attendant to that position.  Executive shall also serve certain of the Company’s designated subsidiaries or affiliates as determined by the Board of Directors of NewPage Holding Corporation (the “Holding Board”) for no additional consideration.  During the term of employment, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services without the prior written consent of the Holding Board.

2.        Location:  The principal place of the Executive’s employment shall be at the Company’s headquarters, which shall initially be in Dayton, Ohio.

3.        Compensation and Executive Benefits:  During Executive’s employment, Executive shall receive:

(a) Base Salary:  $235,000, payable in accordance with the payroll practices of the Company.  Each year, the Holding Board shall review the Executive’s base salary for increase.  Once increased, base salary shall not be decreased.

(b) Signing Bonus: $94,080, payable on the Effective Date, which the Executive hereby instructs the Company to pay, after applicable withholding and other deductions, on his behalf to

Maple Timber Acquisition LLC (the “Paper Series”) to purchase equity interests of the Paper Series on the Effective Date pursuant to the Executive Purchase Agreement, dated as the Effective Date, among the Paper Series, NewPage Investments LLC and the Executive (the “Executive Purchase Agreement”).

(c) Annual Bonus.  Executive shall be eligible to participate in an annual bonus pool for senior executives of the Company.  The annual bonus will be based upon the achievement by the Company of established financial and other performance-based criteria as approved by the Holding Board.  The Executive’s target, as approved by the Holding Board, will be 45% of Base Salary (“Target Bonus”), and the Executive will receive a minimum bonus for achieving minimum company performance thresholds, as approved by the Holding Board.  Bonuses will be calculated on a straight-line basis for financial achievements between targets.  No bonus will be paid if minimum financial targets are not achieved.  Each annual bonus shall be paid on or before March 15th of the year following the tax year in which the relevant services have been performed.  Notwithstanding the foregoing, the Executive’s bonus for 2005 will not be prorated and will be at least fifty percent (50%) of the Target Bonus.

(d) Vacation.  Six (6) weeks of paid annual vacation time each year (accrued in full on the Effective Date and each anniversary thereafter).  Executive shall not be entitled to payment for unused vacation days upon the termination of his employment except as set forth in Section 10 below.  The carry-over of vacation days shall be in accordance with Company policy as in effect from time to time.

(e) Moving and Relocation.  Executive shall be eligible to receive moving and relocation benefits in accordance with the terms and conditions of the NewPage Moving & Relocation Plan.

(f) Other Benefits.  Executive shall be eligible to participate in employee benefit plans pursuant to the terms of such plans that are available to similarly situated executives of the Company.  The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason in its sole discretion.

4.        Reimbursement of Expenses:  The Executive will be reimbursed for all appropriate business expenses incurred by him in connection with his duties in accordance with the policies of the Company as in effect from time to time.

5.        Disclosure:  The Executive represents and warrants that Executive is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity, or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform Executive’s obligations for the Company, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

6.        Confidentiality:

I.      During the course of the Executive’s employment under this Agreement, the Executive will have access to, certain trade secrets and confidential information relating to the Company and its affiliates and subsidiaries (the “Protected Parties”) which is not readily available from sources outside the Company.  The confidential and proprietary information and trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, contract terms, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data), business plans and strategies (including, but not limited to, acquisition and divestiture plans), environmental matters and other regulatory matters and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their other businesses.  The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties.  The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties.  The Executive shall hold in a fiduciary capacity for the benefit of the

Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or its subsidiaries and affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period the Executive is employed by the Company or its subsidiaries and affiliates or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except in the course of the Executive’s employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto.  The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

II.     All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 8 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries and affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company and its subsidiaries and affiliates, and the Executive shall not remove any such items from the premises of the Company and its subsidiaries and affiliates, except in furtherance of the Executive’s duties under this Agreement.

III.    It is understood that while employed by the Company the Executive will promptly disclose to it, and assign to it the

Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment.  At the Company’s request and expense, the Executive will assist the Company and its subsidiaries and affiliates during the period of the Executive’s employment under this Agreement and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

IV.    As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment for any reason, the Executive will promptly deliver to the Company and its subsidiaries and affiliates, as applicable, all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material.  If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

7.        Non-Solicitation.  During the Executive’s employment and for a period of one (1) year following the termination of the Executive’s employment for any reason, the Executive shall not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (a) any party who is a customer of the Company or its subsidiaries or affiliates, during period for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries or affiliates and relating to the Business (as defined in Section 8) or (b) any employee of the Company or any of its subsidiaries or affiliates or any person who was an employee of the Company or any of its subsidiaries or affiliates during the twelve (12) month period immediately prior to the date of Executive’s termination of employment to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity in competition with the Business of the Company or any of its subsidiaries or affiliates.

8.        Non-Competition.  During the Executive’s employment and for a period of one (1) year following the termination of the Executive’s employment for any reason, Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary or affiliate, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise, which engages or proposes to engage in the coated paper and/or carbonless paper business anywhere in the world (the “Business”); provided, however, that nothing in the foregoing shall prevent the Executive from engaging in the practice of law.  Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

9.        Remedies; Specific Performance.  The Parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Sections 6, 7 and 8 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach.  The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Sections 6, 7 or 8.  The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches.  In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Executive set forth in Sections 6, 7, or 8, except as required by law, the Executive shall not be entitled to any payments set forth in Section 10 hereof if the Executive breaches the covenants applicable to the Executive contained in Sections 6, 7 or 8.

10.       Termination:  The Company may terminate Executive’s employment hereunder for any reason and at any time without prior notice.  Upon a termination of the Executive’s employment without Cause (as defined below) or by Executive with Good Reason (as defined below), and subject to the Executive’s compliance with Sections 6, 7 and 8 of this Agreement and the execution by the Executive, without revocation, of a valid employment release substantially in the form attached hereto as Exhibit A, the Executive shall receive from the Company (which shall be in lieu of any payments or benefits to which the Executive may be entitled under any Company severance plan (the “Severance Plan)):

I.      any unpaid Base Salary through the date of termination;

II.     a pro rata bonus for the year of termination, calculated as the product of (x) “Severance Bonus Amount” (as defined below) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365, payable at the time that bonuses are paid after the Executive’s termination date, to similarly situated executives;

III.    any accrued but unused vacation pay;

IV.    an amount equal to two (2) times Base Salary minus an amount equal to the original purchase price paid for the Paper Class A Common Percentage Interests pursuant to the terms of the Executive Purchase Agreement between the Executive and the Company; provided that if such termination without Cause or with Good Reason is within 12 months following the acquisition by NewPage Holding Corporation or its subsidiaries of the stock or assets of a business enterprise of at least substantially the same revenues and total assets as NewPage Holding Corporation and its subsidiaries on a consolidated basis (for the avoidance of doubt, such a business enterprise shall include one of the four (4) leading coated paper companies other than the Company), the amount shall be equal to three (3) times Base Salary minus an amount equal to the original purchase price paid for the Paper Class A Common Percentage Interests pursuant to the terms of the Executive Purchase Agreement between the Executive and the Company; provided, further that, if at the time of a termination of employment without Cause or with Good Reason, the aggregate “fair market value” of the Paper Class A Common Percentage Interests being repurchased from the Executive pursuant to the Executive Purchase Agreement is less than the aggregate original purchase price paid by the Executive for such Paper Class A Common Percentage Interests, the Executive shall receive an additional cash payment equal to the difference between (i) the aggregate original purchase price paid for such Paper Class A Common Percentage Interests by the Executive and (ii) the aggregate “fair market value” of such Paper Class A Common Percentage Interests at the time of the termination without Cause or with Good Reason;

V.     continued receipt of medical and dental benefits for twenty-four (24) months after the Executive’s date of termination; provided, however, if the Executive becomes reemployed with another employer and is eligible to receive medical and dental benefits under another employer-provided plan, such benefits described in this Section 10(V) shall be secondary to those provided under such other plan;

VI.    outplacement services substantially similar to those provided pursuant to the terms of the Severance Plan; and

VII.   accrued benefits pursuant to the terms and conditions of the Company’s benefit plans and programs.

Upon a termination without Cause or with Good Reason, the payment in I above shall be made within 10 business days after the date of termination (unless an earlier date is prescribed by law) and the payments in II-IV shall be paid in a lump sum after the later of (i) the expiration of the applicable revocation period contained in the employment release and (ii) with respect to the payment in II, the annual bonus payment date for similarly situated employees after the Executive’s termination of employment.

If the Executive’s employment terminates as a result of the Executive’s death or if the Company terminates the Executive’s employment on account of the Executive’s Disability (as defined below), the Executive, or the Executive’s legal representatives (as appropriate), shall only be entitled to receive items I, II, III, and VII listed above and if the Executive’s employment is terminated by the Company for Cause or as a result of a resignation by the Executive without Good Reason, the Executive shall only be entitled to receive items I, III and VII.  The payments set forth in I and III shall be paid in a lump sum within 10 business days after termination (unless an earlier date is prescribed by law) and the payment set forth in II shall be at such time as annual bonuses are paid to similarly situated employees after the Executive’s termination date.

The obligations of the Company to Executive which arise upon the termination of his employment pursuant to this Section 10 shall not be subject to mitigation or offset.

For the purposes of this Agreement, “Cause” means (i) commission of a felony by the Executive, (ii) acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries or affiliates, (iii) the Executive’s material breach of any provision of any policy of the Company, NewPage Holding or Maple Timber Acquisition LLC (Paper Series), (iv) the Executive’s failure to follow the lawful written directions of the Chief Executive Officer and President of the Company or NewPage Holding, or the Holding Board, the Board of Directors of the Company or the Board of Directors of Maple Timber Acquisition LLC (Paper Series), (v) conduct by the Executive in connection with Executive’s duties that is fraudulent, willful and materially injurious to the Company or its subsidiaries or affiliates, (vi) conduct by the Executive in connection with Executive’s duties that is unlawful and materially injurious to the Company or its subsidiaries or affiliates, or (vii) any breach of the provisions in Sections 6, 7 and 8 of this Agreement; provided that the Executive shall have ten (10) business days following the Company’s written notice of its intention to terminate the Executive’s employment to cure such Cause, if curable, as determined by the Holding Board, in its sole discretion.

For the purposes of this Agreement, “Good Reason” means, without the consent of the Executive, (i) a reduction by the Company in the Executive’s Base Salary or in the percentage of Base Salary on which the Executive’s bonus is based; (ii) a material reduction in the aggregate benefits provided to the Executive, except for any across-the-board reduction(s) affecting all similarly situated executives on substantially the same proportional basis; (iii) relocation of Executive outside of fifty (50) miles from his office location set forth in Section 2 hereof or (iv) any failure by the Company to obtain the express written assumption of the Company’s obligations to the Executive as described herein by any successor or assign of the Company.

For the purposes of this Agreement, “Disability” means the determination by the Company, in accordance with applicable law,

based on information provided by a physician selected by the Company or its insurers and reasonably acceptable to the Executive that, as a result of a physical or mental injury or illness, the Executive has been unable to perform the essential functions of the Executive’s job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days or (ii) one-hundred eighty (180) days in any one-year period.

For the purposes of this Agreement, “Severance Bonus Amount” shall mean, in the event of a termination (i) prior to June 1st of any calendar year, the annual performance-based bonus paid to the Executive for the calendar year prior to the termination or (ii) on or after June 1st of any calendar year, the annual performance-based bonus that would have been payable to the Executive for the calendar year of the termination (determined as of the end of such calendar year and payable when the Company pays its annual performance-based bonuses to similarly situated employees); provided, however, that if Executive’s employment with the Company terminates on or prior to December 31, 2005, “Severance Bonus Amount” shall mean zero.

11.       Removal from any Boards and Positions.  If the Executive’s employment terminates for any reason, he shall be deemed to resign (i) if a member, from the Holding Board, the Board of Directors of the Paper Series and the Timber Series of Maple Timber Acquisition LLC or any other board of directors of any subsidiary or affiliate of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary or affiliate of the Company, including, but not limited to, as an officer of the Company or any of its subsidiaries or affiliates

12.       Nondisparagement:  Except as required by law or order of a court or governmental agency having jurisdiction or to report, in good faith, an impropriety or financial wrongdoing affecting the business of the Company, Executive agrees that Executive will not at any time publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, Cerberus Capital Management, L.P., their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns.  “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation or business of the individual or entity being disparaged.

13.       Property:  The Executive acknowledges that all originals and copies of materials, records and documents generated by Executive or coming into Executive’s possession during Executive’s employment by the Company or its subsidiaries and affiliates are the sole property of the Company and its subsidiaries and affiliates (“Company Property”).  During the Executive’s employment and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries or affiliates, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries or affiliates, except in furtherance of Executive’s duties under the Agreement.  When the Executive’s employment terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in Executive’s possession or control.

14.       Notices:  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing, as follows:

(a) If the Company, to:

NewPage Corporation
Courthouse Plaza N.E.
Dayton, Ohio 45463

Attention: Board of Directors

With copies to:

Cerberus Capital Management, L.P.
299 Park Avenue
New York, New York 10171

Attention:	Lenard Tessler
Telephone:	212-891-2100
Fax:	(212) 755-3009

And

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

Attention:	Stuart D. Freedman, Esq.
Telephone:	212-756-2000
Fax:	(212) 593-5955

(b)           If the Executive, to the Executive’s home address reflected in the Company’s records.

15.       Entire Agreement:  This Agreement contains the entire agreement between the Company and the Executive with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

16.       Waiver and Amendments:  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Company and the Executive or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  This Agreement and all compensation derived therefrom are intended not to constitute compensation deferred under a nonqualified deferred compensation plan as contemplated in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, notwithstanding any other provision of this Agreement, the provisions of this Agreement will be interpreted consistent with the preceding sentence, and the Agreement may be modified to the minimum extent necessary, as agreed upon by the Company and the Executive, to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

17.       Governing Law and Venue.

I.      This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to conflicts of laws principles.

II.     The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in Dayton, Ohio, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.  In addition, the parties agree to the waiver of a jury trial.

18.       Assignability:  This Agreement, and the rights and obligations hereunder, may not be assigned by the parties without written consent signed by the parties; provided, however, that the Company may assign its rights and/or obligations described herein to the successor of the business of the Company.

19.       Counterparts:  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

20.       Headings:  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

21.       Severability:  If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated.

22.       Judicial Modification.  If any court determines that any of the covenants in Sections 6, 7 or 8, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

23.       Tax Withholding.  The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Holding Board to satisfy all obligations for the payment of such withholding taxes.

Sincerely,

/s/ Peter H. Vogel, Jr.

Name: Peter H. Vogel, Jr.
Title: President and CEO

Please indicate your acceptance of the terms of this Agreement by your signature below.

Accepted	/s/ Douglas K. Cooper
Name: Douglas K. Cooper

Date: October 6, 2005

EXHIBIT A

FORM EMPLOYMENT GENERAL RELEASE

For good and valuable consideration, receipt whereof is hereby acknowledged,                                (“Executive”), individually and on behalf of his respective heirs, executors, administrators, representatives, agents, attorneys and assigns (the “Executive Releasor”), hereby irrevocably, fully and unconditionally releases and forever discharges NewPage Corporation, (the “Company”) and its affiliated companies, parents, subsidiaries, predecessors, successors, assigns, divisions, related entities and all of their present employees, officers, directors, trustees, shareholders, members, partners (as applicable), agents, investors, attorneys and representatives (the “Company Released Parties”), from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever which the Executive Releasor, has, or may hereafter have against the Company Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation any and all matters relating to employment with the Company and its subsidiaries or affiliates, and the cessation thereof, and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, including but not limited to the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq. and applicable labor and employment laws of the states of New York and Ohio.  Notwithstanding the foregoing, the Executive’s release described herein shall be subject to the Company’s compliance with its obligations under Section 10 of the Letter Agreement between the Company and the Executive, dated as of                    , 2005 (the “Letter Agreement) and nothing contained herein shall release the Company Released Parties from any obligations under any agreement relating to the grant, holding or disposition of equity, including, without limitation any equity purchase and/or any equityholders agreements.  Notwithstanding the foregoing, Executive does not release and shall retain any claim (i) for indemnification and defense pursuant to the charter documents and bylaws of the Company or any Company Released Party, and (ii) under any insurance coverage available to Executive under any director’s and officer’s insurance policy or similar policy maintained by the Company or any Company Released Party.

In consideration of the obligations and representations of Executive, the Company hereby irrevocably, fully and unconditionally releases and forever discharges the Executive, from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever which the Company, has, or may hereafter have against the Executive arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation any and all matters relating to employment with the Company and its subsidiaries or affiliates, and the cessation thereof, other than any obligations of the Executive or terms set forth in Sections 6, 7, 8, 9 and 21 of the Letter Agreement, which shall survive, and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law.  Notwithstanding the foregoing, the Company does not waive or release

Executive from any obligations under this General Release or liability to Company Released Parties for any claims such Company Released Parties may have against the Executive arising out of the Executive’s gross negligence or willful misconduct.

PLEASE READ CAREFULLY BEFORE SIGNING.  THIS DOCUMENT

INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executive acknowledges that he has been given the opportunity to review and consider this General Release for twenty-one (21) days from the date he received a copy.  If he elects to sign before the expiration of the twenty-one (21) days, Executive acknowledges that he will have chosen, of his own free will without any duress, to waive his right to the full twenty-one (21) day period.

Executive may revoke this General Release after signing it by giving written notice to                                 , within seven (7) days after signing it.  This General Release, provided it is not revoked, will be effective on the eighth (8th) day after execution.

Executive acknowledges that he has been advised to consult with an attorney prior to signing this General Release.

Executive is signing this General Release knowingly, voluntarily and with full understanding of its terms and effects.  Executive is signing this General Release of his own free will without any duress, being fully informed and after due deliberation.  Executive voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above.

Executive acknowledges that he has not relied on any representations or statements not set forth in this General Release.  Executive will not disclose the contents or substance of this General Release to any third parties, other than his attorneys, accountants, or as required by law, and Executive will instruct each of the foregoing not to disclose the same.

This General Release will be governed by and construed in accordance with the laws of the State of New York.  If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this General Release as of                           .

EXECUTIVE	NEWPAGE CORPORATION

Name:	Name:
Title: